Exhibit 10.1

LEASE AGREEMENT

(English Translation)

LESSOR: Trustee in Bankruptcy of Fuxin Guangya Flat Glass Co.,LTD (Settlement Group)

LESSEE: Fuxin Xianheng Float Glass Co., LTD.

The Intermediate Court of Fuxin adjudicated that they accepted the bankruptcy application of Fuxin Guangya Flat Glass Co. LTD(“Guangya”) by #2-1 civil verdict on August 16th, 2007, and simultaneously, assigned the lessor as the trustee in bankruptcy by #2-2 civil verdict. Now the trustee agreed that Fuxin Xianheng Float Glass Co. LTD rented Guangya’s two production lines in order to protect the interests of all creditors and the employees. All parties entered into the agreement as follows:

1. Leasing assets

1)  All the valid fixed asset, the land and facilities associated with the two production lines.

    2)  All leasing assets are specified in the asset list (“Assets List”) attached.

2. Leasing period.

The lease period is ten years started from August 25th, 2004, or till the final verdict of the bankruptcy.

3. The payment of rent and relevant fee.

Started from the effective date of this agreement, the lessee should pay RMB250,000 every month as the rent.

4. Use and preservation of the leasing asset.

1) The lessee is responsible for the preservation of the leasing assets and should not sublet to any third party.

     2) The lessee is responsible for all the maintenance expenses of the leasing assets in the leasing period.

5. Rights and obligations

1) The lessor must ensure the lessee’s normal operations by properly resolving any disputes in the bankruptcy and will compensate the lessee any loss resulted from such disputes.

2) The lessee has the right of the first of refusal to lease the assets after the expiration of this agreement.

3) The lessee shall provide jobs to 656 former employees of Guangya based upon mutual agreement principle. If any person is not employed, the lessee should pay the debt to him or her for the lessor.

6. Disposition of the leasing assets upon expiration

Upon expiration of this agreement, the lessee should deliver all the leasing assets in the Assets List to the lessor, and should indemnify the lessor any loss of the assets. The lessor should return to the lessee the residue value of those assets which the lessee invests during the leasing period.

7. the Remedies for the breaches of the agreement

    1）The lessor should pay the rent in time. If the lessee doesn’t pay the rents for consecutive three months, the lessor has the right to deem the agreement to be terminated, and all the assets including the lessee’s investments will belong to the lessor.

2）If the lessor needs to terminate the agreement unilaterally when the lessee can not maintain its normal operation due to the various reasons on the lessor’s part, the lessor should indemnify the lessee its investment loss together with the loss of the expected investment return based upon the following formulas:

The loss of the investment = the total investment*(the remaining leasing period/the whole leasing period).

The loss of the expected investment return = (the total income before tax in the past leasing period/the past leasing period)*the remaining leasing period.

8. Others

The refund of interests and taxes which the lessee receives from the government during the leasing period, will be used to pay the arrearage to the former employees, and should be put into the specific account in 15 days of reception.

9. Effectiveness of the Agreement

This agreement shall become effective upon the stamped signatures by both parties and the permission from the Intermediate Court of Fuxin.

Signed by

LESSOR: Trustee in Bankruptcy of Fuxin Guangya Flat Glass Co.,LTD (Settlement Group)

LESSEE: Fuxin Xianheng Float Glass Co., LTD.